Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of THL Credit, Inc. of our reports dated March 10, 2016, relating to the financial statements, financial statement schedule, the effectiveness of internal control over financial reporting, and the senior securities table of THL Credit, Inc., which appear in such Registration Statement. We also consent to the references to us under the headings “Experts”, “Selected Consolidated Financial Data”, and “Senior Securities” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, MA

July 5, 2016